Exhibit 99.1

At Home Announces Secondary Public Offering of Common Stock

PLANO, Texas, December 4, 2017 /PRNewswire/ — At Home Group Inc. (NYSE:HOME) (the “Company”), the home décor superstore, announced today the launch of a proposed underwritten secondary public offering of 6,000,000 shares of its common stock by certain of the Company’s existing stockholders, including certain affiliates of AEA Investors LP and Starr Investment Holdings, LLC (collectively, the “Selling Stockholders”). Additionally, in connection with the proposed offering, the Selling Stockholders intend to grant the underwriters a 30-day option to purchase up to 900,000 additional shares of the Company’s common stock.

The Company is not selling any shares in the proposed offering and will not receive any proceeds from the sale of shares being sold by the Selling Stockholders in the proposed offering.

BofA Merrill Lynch, Goldman Sachs & Co. LLC and Jefferies are acting as joint book-running managers for the offering. Barclays, Guggenheim Securities and Morgan Stanley are acting as additional joint book-running managers for the offering. William Blair and KeyBanc Capital Markets are acting as co-managers for the offering.

A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 31, 2017. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement, as well as the preliminary prospectus supplement related to this offering. Copies of these documents are available at no charge on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus, and the final prospectus supplement, when available, may be obtained from: BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com, from Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectusgroup-ny@ny.email.gs.com or from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, via telephone: 1-877-821-7388, or via email: Prospectus_Department@Jefferies.com.

The offering of these securities is being made only by means of a prospectus supplement and an accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About At Home:

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from sofas, dining sets, mattresses and patio furniture to lamps, pillows, kitchenware, rugs and more, plus seasonal décor that includes yard displays, lights and Christmas trees. At Home is headquartered in Plano, Texas, and currently operates nearly 150 stores in 34 states.

ICR, Inc.

Farah Soi/Shannon Devine

203.682.8200

Farah.Soi@icrinc.com

Shannon.Devine@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

Source: At Home Group Inc.

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